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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or

              Section 30(f) of the Investment Company Act of 1940

 [_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.  Name and Address of Reporting Person

         RUSH                       JEFFREY                           L.
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        (Last)                      (First)                        (Middle)

   250 PARK AVENUE SOUTH/ SUITE 200
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                                   (Street)

WINTER PARK                           FL                              32789
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        (City)                      (State)                           (Zip)

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2.  Issuer Name and Ticker or Trading Symbol

INTERNATIONAL ASSETS HOLDING CORPORATION - IAAC
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3.  IRS or Social Security Number of Reporting Person (Voluntary)

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4.  Statement for Month/Year

    DECEMBER, 2001
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person to Issuer (Check all applicable)

    [X] Director                             [_] 10% Owner
    [_] Officer (give title below)           [_] Other (specify below)

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7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X]  Form filed by One Reporting Person
    [_]  Form filed by More than One Reporting Person

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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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

INTERNATIONAL ASSETS
HOLDING CORPORATION
COMMON                 12/03/01     A               3333        A         0.955        45,392                D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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FORM 4 (continued)

Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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
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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

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
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
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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security:     ficial
                                                                                (Instr.     ficially         Direct        Owner-
                               --------------------------------------------     5)          Owned            (D) or        ship
                               Date     Expira-              Amount or                      at End           In-           (Instr.
                               Exer-    tion         Title   Number of                      of               direct        4)
                               cisable  Date                 Shares                         Month            (I)
                                                                                            (Instr. 4)       (Instr. 4)
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
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

Explanation of Responses:   STOCK RECEIVED PURSUANT TO COMPENSATION PLAN.

/S/ JEFFREY L. RUSH                                    01/07/02
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        **Signature of Reporting Person                  Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedures.